Boston Advisors, LLC
                                 Code of Ethics
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                            As Amended December 2013











BA, LLC Code of Ethics V. 2.3 Effective December 31, 2013

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                               TABLE OF CONTENTS


                                                                          PAGE #
I.   INTRODUCTION ...........................................................  1
II.  STATEMENT OF GENERAL POLICY ............................................  1
III. PROTECTION OF CLIENT AND OTHER NON-PUBLIC INFORMATION ..................  2
     3.1 General Statement ..................................................  2
     3.2 Disclosure of Client Identity and Securities Transactions ..........  2
     3.3 Disclosure of Holdings of Mutual Funds Subadvised by
         Boston Advisors ....................................................  2
IV.  RESTRICTIONS ON PERSONAL TRADING AND RELATED ACTIVITIES ................  3
     4.1 Definition of Security and Beneficial Interest .....................  3
     4.2 General Restrictions on Investing by Supervised Persons ............  4
     4.3 Specific Restrictions on Investing by Supervised Persons. ..........  4
V.   PRE-CLEARANCE REQUIREMENTS AND PROCEDURES ..............................  6
     5.1 Pre-clearance of Trades ............................................  6
VI.  SUPERVISED PERSON REPORTING OF TRANSACTIONS AND HOLDINGS ...............  7
     6.1 Initial Personal Holdings Report ...................................  7
     6.2 Quarterly Statements ...............................................  7
     6.3 Annual Investment Holdings Report ..................................  8
     6.4 Annual Certification of Compliance .................................  8
     6.5 Review of Reports by Chief Compliance Officer ......................  8
VII. ADDITIONAL RESTRICTIONS APPLICABLE TO MUTUAL FUND ACCESS PERSONS .......  9
     7.1 Code of Ethics of Mutual Funds .....................................  9
     7.2 Mutual Fund Access Persons Seven-Day Blackout ......................  9



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VIII. SECURITIES AND TRANSACTIONS EXEMPT FROM PRE-CLEARANCE .................  9
      8.1 Exempt Securities. ................................................  9
      8.2 Exempt Transactions ............................................... 10
IX.   MISCELLANEOUS ......................................................... 10
      9.1 Acceptance of Gifts ............................................... 10
      9.2 Gifts to Clients ..................................................  9
      9.3 Taft-Hartley Trust Clients ........................................ 10
      9.4 Pay to Play - Payments to Secure Management of
          Government Accounts ............................................... 10
      9.5 Public Company Board Service and Other Affiliations ............... 10
X.    RECORDKEEPING REQUIREMENTS ............................................ 10
XI.   SANCTIONS ............................................................. 12
XII.  GLOSSARY OF TERMS ..................................................... 13


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BA, LLC Code of Ethics V. 2.3 Effective December 31, 2013

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                              BOSTON ADVISORS, LLC

                                 CODE OF ETHICS

I. INTRODUCTION

          This Code of Ethics ("Code") has been established in accordance with the Investment Advisers Act of 1940 ("Advisers Act"), Rule 204A-1, and the Investment Company Act of 1940 ("Company Act"), Rule 17j-1. As a subadviser to mutual funds (1), Boston Advisors, LLC ("Boston Advisors") is subject to both rules. This Code intends to prevent and detect actual or potential conflicts of interest or unethical conduct by all officers, directors, (or other persons occupying a similar status or performing similar functions) and employees, as well as any other person who provides advice on behalf of Boston Advisors and is subject to Boston Advisors' supervision and control ("Supervised Persons"). All Supervised Persons of Boston Advisors shall receive this Code. This Code governs personal investing, securities transactions and related activities of Supervised Persons and certain family members. You are required to follow certain procedural requirements designed to enforce and verify compliance with the Code. If you have been determined to be a Mutual Fund Access Person, additional provisions apply.

          Sanctions have been established for violations of either substantive or procedural requirements. Sanctions may range from warnings and reversals of trades to suspension or termination of employment, and, in some cases, referral to regulatory agencies for civil or criminal proceedings.

          It is your responsibility to read this Code carefully and understand the provisions that apply to you. You are required to sign an Acknowledgement Form which signifies your understanding of the terms of the Code and your consent to be governed by it. Questions related to this Code should be directed to the Chief Compliance Officer or another member of the Compliance Department. Should one believe, or have any reason to believe, that a violation of the Code has occurred or is about to occur, that person should contact the Chief Compliance Officer. This Code will be interpreted by the Chief Compliance Officer in a manner considered fair and equitable, but in all cases from the perspective of placing its clients' interests first. This Code is intended solely for internal use by Boston Advisors and does not constitute evidence that conduct violating this Code violates any federal or state securities laws. Boston Advisors does not intend for this Code to give rise to private rights of action that would not exist in the absence of this Code.

II. STATEMENT OF GENERAL POLICY

          Boston Advisors seeks to foster a reputation for integrity and the highest standards of professionalism. The confidence and trust placed in us by our clients is something we value and strive to protect. Boston Advisors' and its Supervised Persons have a fiduciary obligation to at all times place the interests of its clients first and to first offer investment opportunities to clients before Boston Advisors or its Supervised Persons may act on them. To further that goal, Boston Advisors has created this Code to reassure that none of its Supervised Persons shall engage in any act, practice or course of conduct


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(1) Boston Advisors is a subadviser to the AXA Equitable Funds Trust and EQ
Advisors Trust, the Broad Allocation Strategy Fund, a Series of the FundVantage Trust and the American Fidelity Fund Dual Strategy.

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that would violate the fiduciary duty owed by Boston Advisors and its
Supervised Persons to our clients in accordance with various federal and state securities laws (2).

          Without limiting in any manner the fiduciary duty owed by Boston Advisors and its Supervised Persons to clients, Boston Advisors believes that it is appropriate and desirable that our Supervised Persons purchase and sell Securities for themselves provided that such securities transactions comply with the spirit of and the specific restrictions and limitations set forth in this Code. Boston Advisors believes this approach fosters a continuing personal interest in such investments by those responsible for the supervision of Boston Advisors' clients' portfolios.

III. PROTECTION OF CLIENT AND OTHER NON-PUBLIC INFORMATION

          3.1 GENERAL STATEMENT. Supervised Persons are prohibited from improperly disclosing or misusing Boston Advisors' securities recommendations and client holdings and transactions. All Supervised Persons are required to safeguard company information in such a way that it is protected from misuse, distribution or destruction. All Supervised Person workstations shall be password protected and Supervised Persons shall keep their passwords secure. Company and client documents and information are firm property and shall not be converted to personal use or distributed for personal use.

          3.2 DISCLOSURE OF CLIENT IDENTITY AND SECURITIES TRANSACTIONS. With the exception of information already made public and except to the extent necessary to open and maintain client accounts, effectuate securities transactions and comply with applicable law, no Supervised Person may, without express permission by the client, directly or indirectly, communicate to any person who is not an Supervised Person or other approved agent of Boston Advisors (E.G., legal counsel) any non-public information relating to any client, including, without limitation: client identity or identifying information (I.E. social security number), client holdings, any purchase or sale considered on behalf of any client, etc.

          3.3 DISCLOSURE OF HOLDINGS OF MUTUAL FUNDS SUBADVISED BY BOSTON ADVISORS. The Advisers Act Rule 204A-1 was adopted in response to a number of enforcement actions taken against various investment advisers alleging violations of their fiduciary obligations to clients, including mutual fund clients. One area of concern has been the disclosure of MATERIAL (as defined in the Glossary of Terms at the end of this Code) non-public information about fund portfolios which enabled persons affiliated and unaffiliated with the particular adviser to engage in market timing of fund. (3) Supervised Persons must abide the rules established by the Mutual Fund itself. Regarding the Mutual Funds subadvised by Boston Advisors, i.e. the EQ Advisors Trust EQ Boston Advisors Equity Income Portfolio, the Fund Vantage


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(2) Federal Securities Laws means the Securities Act of 1933 (15 U.S.C.
77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the
Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statues, the Bank Secrecy Act (31 U.S.C 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of Treasury.
3 Examples of enforcement actions include: In the Matter of Strong Capital Management, Inc. (adviser disclosed material nonpublic information about fund portfolio holdings to hedge fund, and permitted own chairman and hedge fund to engage in undisclosed market timing of funds managed by Adviser); In the Matter of Alliance Capital Management, L.P., (disclosure of material nonpublic information about certain mutual fund portfolio holdings permitted favored client to profit from market timing).

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Trust Broad Allocation Strategy Fund and the American Fidelity Dual Strategy
Fund, no disclosure of holdings is permitted without the prior written consent of the Chief Compliance Officer.

IV. RESTRICTIONS ON PERSONAL TRADING AND RELATED ACTIVITIES

          4.1 DEFINITION OF SECURITY AND BENEFICIAL INTEREST. In order to comply with the personal trading restrictions of this Code, you must have an understanding of the terms "Security" and "Beneficial Ownership" as used in the Code.

"SECURITY", as defined in Rule 204A-1, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, transferable share, investment contract, certificate of deposit for a security, any put, call, straddle, option or privilege on any security or on any group or index of securities or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency or in general, any interest or instrument commonly known as a "security", or warrant or right to subscribe to or purchase any of the foregoing type of equity or debt instrument (such as common and preferred stocks, and corporate and government bonds or notes), shares in offshore funds, municipal obligations, closed end mutual funds and exchange traded funds and any instrument representing, or any rights relating to, a security (such as certificates of participation, depositary receipts, put and call options, warrants, convertible securities and securities indices).

For purposes of Rule 204A-1 and the Code, all Securities require pre-clearance under this Code, EXCEPT the following:

     o    Shares of open end Mutual Funds;

     o    Direct obligations of the U. S. Government;

     o Bankers' acceptances, bank certificates of deposit; commercial paper, and high quality short term debt instruments, including repurchase agreements;

     o    Shares of money market funds.

"BENEFICIAL OWNERSHIP" is defined as a direct or indirect "pecuniary interest" that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise). The term "pecuniary interest" in turn generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a security or transaction whether or not the security or the relevant account is in your name. You are presumed under the Code to have an indirect pecuniary interest as a result of:

     o    Ownership of a security by your spouse or minor children;

     o Ownership of a security by your other family members sharing your household (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

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     o    Your share ownership, partnership interest or similar interest in the portfolio Securities held by a corporation, general or limited partnership or similar entity you control;

     o Your right to receive dividends or interest from a security even if that right is separate or separable from the underlying securities; or

     o Your right to acquire a security through the exercise or conversion of a "derivative."

          4.2 GENERAL RESTRICTIONS ON INVESTING BY SUPERVISED PERSONS. Personal investing and securities transactions and related activities must be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of your fiduciary position of trust and responsibility. All personal securities transactions should be made in amounts that are consistent with your normal investment practices and with an investment outlook rather than a trading outlook. SHORT TERM TRADING ("DAY-TRADING") OR MARKET TIMING OF YOUR PERSONAL ACCOUNTS IS NOT PERMITTED. Repeated instances of short term trading or market timing may lead to a suspension of your personal trading privileges. You should not conduct your personal investing in such a manner that the amount of time dedicated to personal investing and securities transactions is at the expense of time that should be devoted to your work functions.

          4.3 SPECIFIC RESTRICTIONS ON INVESTING BY SUPERVISED PERSONS.

TRADING ON INSIDE INFORMATION. Trading securities while in possession of material, non-public information or improperly communicating that information to others exposes an offender to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and issue an order permanently barring an offender from the securities industry. Finally, an offender may be sued by investors seeking to recover damages for insider trading violations. Regardless of whether a government inquiry occurs, however, any violation of Boston Advisor's policy prohibiting insider trading is viewed seriously by Boston Advisors. Such violations constitute grounds for disciplinary sanctions, including dismissal. Boston Advisor's policy prohibiting insider trading is drafted broadly and will be applied and interpreted in a similar manner. Before executing any trade for yourself or another person, including another client of Boston Advisors, you must determine whether you have access to material, non-public information. If you think you might have access to material, non-public information, you should take the following steps:

     o Report the information and proposed trade immediately to the Chief Compliance Officer or another member of the Compliance Department;

     o Do not purchase or sell the securities on behalf of yourself or others, including other clients of Boston Advisors; and

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     o    Do not communicate the information inside or outside Boston Advisors other than to the Chief Compliance Officer, other member of the Compliance Department or Outside Counsel.

After the Chief Compliance Officer and/or Boston Advisors' Outside Counsel has reviewed the issue, the Chief Compliance Officer and/or Boston Advisors' Outside Counsel will determine whether the information is material and non-public and, if so, what action Boston Advisors should take.

     o NO Supervised Person of Boston Advisors may purchase or sell any security while in possession of material, non-public information concerning the security.

     o NO Supervised Person of Boston Advisors that knows of material, non-public information may communicate that information to any other person, other than as permitted in this Code.

     o NO Supervised Person of Boston Advisors that knows of material, non-public information may recommend trading in securities, or otherwise cause the purchase or sale of any security, about which he or he has material, non-public information.

COMPETING WITH CLIENT TRADES. No Supervised Person may, directly or indirectly, purchase or sell a security in such a way that the Supervised Person knew, or reasonably should have known, that such a security transaction competes in the market with any actual or considered security transaction for any client of Boston Advisors or otherwise personally acts to injure any of our client's security transactions.

PERSONAL USE OF CLIENT TRADING KNOWLEDGE. No Supervised Person may use the knowledge of securities purchased or sold by any client of Boston Advisors or securities being considered for purchase or sale by any client of Boston Advisors to profit personally, directly or indirectly, by the market effect of such transactions.

TRANSACTING IN SECURITIES UNDER CONSIDERATION, TRADED OR PENDING EXECUTION; RECOMMENDED LIST(S). No Supervised Person may, directly or indirectly, knowingly execute a personal Securities transaction on a day during which: (a) the same security is being considered for purchase or sale by a Portfolio Manager on behalf of a client, (b) the same security is the subject of a pending "buy" or "sell" order, until that security ceases being considered for purchase or sale or the buy or sell order is executed or withdrawn or (c) the security is currently on Boston Advisors' Recommended List. Portfolio Managers and portfolio team members will be presumed to know of any transaction conducted that day for any account that is managed by them. All Supervised Persons will be presumed to know that a security may be subject to client trading during the 48 business hours after the security is added to a recommended list.

INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS. Without obtaining prior written approval from the Chief Compliance Officer, no Supervised Person may, directly or indirectly, purchase any security sold in an Initial Public Offering or pursuant to a Private Placement Transaction. Purchases of initial public

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offerings and private placements are restricted because they present actual or perceived conflicts of interest. (4)

In considering such a request from a Supervised Person, the Chief Compliance Officer will take into account, among other considerations, whether the investment opportunity should be reserved for Boston Advisors' clients, whether the opportunity is being offered to you by virtue of your position at Boston Advisors and whether the opportunity is likely to present actual or perceived conflicts of interest with Boston Advisors' duties to its clients. It should be understood that approval of these transactions will be given only in special circumstances, and normally will be denied.

FUTURES AND RELATED OPTIONS. Without the prior approval of the Chief Compliance Officer, no Supervised Person shall use futures or related options on a security to evade the restrictions of this Code. In other words, no Supervised Person may use futures or related options transactions with respect to a security if this Code would prohibit taking the same position directly in the security.

SHORT SELLING. Short selling of securities is permitted. However, to avoid any conflict of interest, you may not sell short securities that are held long in your client accounts.

V. PRE-CLEARANCE REQUIREMENTS AND PROCEDURES

          5.1 PROCEDURES FOR PRE-CLEARANCE OF TRADES. All Supervised Persons must pre-clear securities transactions, unless exempt under Section VIII below. No personal securities transactions requiring pre-clearance can take place prior to 3pm. The pre-clearance system is accomplished use of the Cordium Compliance Elf System. Prior to 2 p.m. Supervised Persons who wish to pre-clear securities transactions are required to enter a trade request into Compliance Elf personal trading module. The personal trading reviewer shall collect all pre-clearance requests and send an email listing the securities, without reference to the party requesting pre-clearance. The email shall be sent to all Portfolio Managers and the Trading Desk. If any Portfolio Manager has already traded the security for a client or anticipates trading a security before the end of the day, the Portfolio Manager shall reply to the email request stating that the pre-clearance cannot be granted. The reviewer shall also ensure that the most recent Restricted List is uploaded into Compliance Elf so that the Compliance Elf system may compare it against the pre-clearance request. If the security in question has not been traded for a client that day nor is found on the current Restricted List(s), the Compliance Elf system will automatically approve or deny the trade, via an email reply to the person requesting pre-clearance. The response by the reviewer is expected to be no later than 3pm.

          5.2 PROCEDURES FOR PRE-CLEARANCE OF TRADES -- MUTUAL FUND ACCESS PERSONS. In addition to the pre-clearance procedures listed in Section 5.1 above, for those employees who have been deemed to be a mutual fund access person to as described in Section 7.2 below, all personal trades will be compared against the holdings of the mutual fund for which you are an access person. The holdings of the mutual funds will be maintained in Compliance Elf for purposes of reconciliation against access person personal


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(4) In the Matter of Monetta Financial Services, Inc. (Investment Adviser to
mutual funds improperly allocated IPO shares in which funds could have invested to certain access persons of the funds without adequate disclosure or approval.); In the Matter of Ronald V. Speaker and Janus Capital Corporation (portfolio manager made a profit on same day purchase and sale of debentures in which fund could have invested, and failed to disclose transactions to the fund or obtain prior consent).

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holdings. Please see Section 7.2 below for a further discussion of personal holding black-out periods applicable to mutual fund access persons.

If the trade has not been executed by the end of the same trading day the pre-clearance request will lapse. In order to effect the trade the following day, a new pre-clearance request must be made.

All pre-clearance requests are checked by compliance against Supervised Persons statements to ensure that no trade was executed: (1) without pre-clearance request and (2) that had been expressly denied.

VI. SUPERVISED PERSONS REPORTING OF TRANSACTIONS AND HOLDINGS

          Each Supervised Person is responsible under the provisions of the Code to disclose to Boston Advisors its personal securities transactions and holdings.

          6.1 INITIAL PERSONAL HOLDINGS REPORT. Upon hire, each Supervised Person must file with the Chief Compliance Officer an Initial Personal Holdings Report acceptable to the Chief Compliance Officer of all securities in which such Supervised Person has a Beneficial Ownership or as to which such Supervised Person has direct or indirect influence or control. The information must be as of the date the person became a Supervised Person. In each case, this report must contain the following information as to each such security and be submitted within 10 days of becoming a Supervised Person.

     o the title and type of security, ticker or CUSIP symbol, and number of shares or principal amount so owned or controlled;

     o the name of any broker/dealer, or bank maintaining the account in which such security is held; and

     o    the date the report is submitted.

          6.2  QUARTERLY STATEMENTS.   Each Supervised Person is required to
permit duplicate statements to be sent directly to the Compliance Department in one of the following three ways:

     o Direct download into the Compliance Elf system (by entering your account credentials into Compliance Elf to "scrape" data, or

     o By using one of Cordium's automated custodians who provide direct downloads to the Compliance Elf system, or

     o By uploading holdings manually into the Compliance Elf system and providing duplicate custodian statements to the Compliance Department.

Whichever method you choose to disclose personal holdings, you are expected to assist the Compliance Department in getting access to your holdings statements. The Compliance Department reserves the right to require Supervised Persons to maintain their accounts with select brokers for ease of receipt of

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information at a later date. Such quarterly statements must be received within
30 days of the end of the quarter.

          6.3 ANNUAL INVESTMENT HOLDINGS REPORT. Each Supervised Person must file a Holdings Report as of January 30 (th) of each year, acceptable to the Chief Compliance Officer, listing the personal securities holdings including securities in which such Supervised Person has Beneficial Ownership or over which such Supervised Person has direct or indirect influence or control for the period ended December 31 (st) of the previous year and which contains the following information:

     o the title and type of security, ticker or CUSIP symbol, and number of shares or principal amount so owned or controlled;

     o the name of any broker/dealer, or bank maintaining the account in which such security is held; and

     o    the date the report is submitted.

Annual Holdings Reports must be less than 45 days old. No Report will be accepted that is more than 45 days old.

          6.4 ANNUAL CERTIFICATION OF COMPLIANCE. Boston Advisors will distribute a certification form to each Supervised Person which must be completed annually (by paper or electronic means specified by the Chief Compliance Officer from time to time) that he or she (i) has read and understands the Code and recognizes that he or she is subject thereto, (ii) has complied with the requirements of the Code and (iii) has disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

          6.5 COLLECTION AND REVIEW OF EMPLOYEE STATEMENTS BY COMPLIANCE. Account statements for portfolio managers and other employees who execute trades for client accounts will be collected and holdings may be manually entered and reconciled in APX. Account statements for all other employees will be collected and physical copies will be maintained by Compliance. All employee statements will be subject to Compliance Elf review to determine whether trades placed in employee accounts were 1. Pre-cleared and 2. Whether any trades occurred in employee accounts the same day as a client account (or in the case of a mutual fund access person, within the restricted period for sub-advised mutual funds). Further for employees whose accounts are reconciled and maintained in APX, additional analytics will be performed by Compliance to review for items such as overall performance, trends and portfolio turnover.

Confidentiality of employee accounts will be ensured with the following measures: 1. names and custodial account numbers for employee accounts will not be included in APX. 2. a confidential, randomly selected number will be assigned to each employee account by a member of the compliance department and will be maintained in a password protected file, 3. access to any account designated as an employee account will be limited and will not be available to unauthorized users in APX.

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VII. ADDITIONAL RESTRICTIONS APPLICABLE TO MUTUAL FUND ACCESS PERSONS

          7.1 CODE OF ETHICS OF MUTUAL FUNDS. In addition to this Code, Mutual Fund Access Persons are also subject to the Rule 17j-1 Codes of Ethics established by the respective Mutual Fund. Each Mutual Fund Access Person is required to agree to be bound by this Code and the Code for the particular Fund. The determination of whether an employee is deemed to be a Mutual Fund Access Person is made by the Compliance Department and takes into consideration factors such as the employee's role and potential for actual real-time knowledge of trading plans for the Mutual Fund as a result of their inclusion on investment teams, physical proximity to team meetings or being on the distribution group for the Restricted List(s).

If an employee is deemed to be a Mutual Fund Access Person, persons to which the employee shares a pecuniary interest, as described in Section 4.1 above "Beneficial Interest" are also subject to these additional restrictions (Ex:
Boston Advisors employee is deemed an access person, conditions of the restrictions also apply to employee's spouse).

          7.2 MUTUAL FUND ACCESS PERSONS SEVEN-DAY BLACKOUT. No Mutual Fund Access Persons shall, directly or indirectly, purchase or sell any security in which he or she has, or by reason of such purchase acquired, any beneficial ownership within a period of seven (7) calendar days before (unless the Mutual Fund Access Persons in good faith did not know at such time that the security was being considered for purchase or sale) and after the client with respect to which he or she is an Mutual Fund Access Persons has purchased or sold such security. In the case of the Broad Allocation Strategy Fund, this provision applies to Exchange Traded Funds.

The "seven days before" element of this restriction is based on the premise that Mutual Fund Access Persons can normally be expected to know, when he or she is effecting a personal trade, whether any Mutual Fund client as to which he is designated an Mutual Fund Access Persons will be trading in the same security seven days later. A Mutual Fund Access Person has an affirmative obligation to recommend and/or effect suitable and attractive trades for clients regardless of whether such trade will cause a prior personal trade to be considered in apparent violation of this restriction. It would constitute a breach of fiduciary duty and a violation of this Code to delay or fail to make any such recommendation or transaction in order to avoid a conflict with this restriction.

VIII. SECURITIES AND TRANSACTIONS EXEMPT FROM PRE-CLEARANCE

          The following categories of securities and transactions are exempt from Pre-Clearance Requirements of Section V of the Code.

          8.1  EXEMPT SECURITIES.

     o    Shares of registered open-end investment companies;

     o    Direct obligations of the U. S. Government;

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     o    Bankers' acceptances, bank certificates of deposit; commercial paper, and high quality short term debt instruments, including repurchase agreements;

     o    Shares of money market funds;

          8.2 EXEMPT TRANSACTIONS.

     o Purchases or sales of Securities for an account over which you have no direct or indirect influence or control, such as an account under full discretionary management with an SEC registered investment adviser;

     o Purchases or sales of Securities which occur as a result of operation of law, or any margin call (provided such margin call does not result from your withdrawal of collateral within 10 days before the call); however, evidence of broker initiated margin call will be required to ensure that the transaction was not a voluntary sell.

     o    Purchases of Securities which are part of an Automatic Investment
          Plan;

     o Automatic purchases of a money market fund as a result of a brokerage account sweep feature that invests idle cash;

     o Purchases of Securities made by exercising rights distributed by an issuer pro rata to all other holders of a class of its Securities or other interests to the extent such rights were acquired by you from the issuer;

     o    Assignment of options or exercise of an option at expiration.

     o Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

IX. MISCELLANEOUS

          9.1 ACCEPTANCE OF GIFTS. No Supervised Person shall accept any gift or other thing of more than DE MINIMUS value from any person or entity that does business with or on behalf of Boston Advisors without obtaining prior written approval of the Chief Compliance Officer. The Chief Compliance Officer may, from time to time, issue guidelines as to the type and value of items that would be considered subject to this restriction. All employees are required to disclose the giving or receipt of gifts and/or entertainment via the Compliance Elf System. To report a gift/entertainment, complete a "Gift Receipt Notification" in Compliance Elf and include the following information: Name of gift giver, position of recipient/donor, and cost or value of gift. The Chief Compliance Officer will maintain a log of gifts given and received.

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           9.2 GIFTS TO CLIENTS. No Supervised Person shall make any gift or other thing of more than DE MINIMUS value to any person or entity on behalf of Boston Advisors without obtaining prior written approval of the Chief Compliance Officer.

          9.3 TAFT-HARTLEY TRUST CLIENTS. No Supervised Person shall make any gift or other thing of any value to any Taft-Hartley trust client, prospective client or union official without obtaining prior written approval of the Chief Compliance Officer. 5

          9.4 PAY TO PLAY PROHIBITIONS. Pay-to-play is the practice of making campaign contributions and payments to elected officials to attempt to influence the awarding of advisory contracts for the management of public pension assets and similar government investment accounts. Rule 206(4)-5 of the Adviser's Act was adopted to address "pay-to-play" issues. The Rule limits the political contributions (federal, state and local) that advisers, its executives and certain of its employees can make. The restriction does not ban employees' rights to make political contributions, instead it bans the right of Boston Advisors to receive compensation for two years from when it or any employee made the payment.

As such, no Supervised Person shall make any payment, gift or other thing of value to a third party for solicitation or receipt of government related investment business (Federal, State and Local) ex: public pension funds. This restriction does not ban your right to make political contributions. Political contributions may be made; however, they will need to be disclosed to Boston Advisors for purposes of our testing of compliance with Rule 206(4)-5.

All employees are required to annually file a Political Contribution Disclosure Form via the Compliance Elf System. To access the Political Contribution Disclosure Form, please login to the Compliance Elf system and under "Questionnaires" select the Political Contribution Disclosure Form Rule 206(4)-5, complete and submit.

          9.5 PUBLIC COMPANY BOARD SERVICE AND OTHER AFFILIATIONS. No Supervised Person may serve on the board of directors of any publicly traded company, absent prior written approval by the Chief Compliance Officer. In addition, all employees are required to annually file the Employee Conflicts of Interest Disclosure and Certification Form, via the Compliance Elf System which requires disclosure of all outside business activities, associations with publicly traded companies and disclosure of any board memberships by the employee or his/her immediate family members. To access the Employee Conflicts of Interest Disclosure and Certification Form, please login to the Compliance Elf system and under "Questionnaires" select the Employee Conflicts of Interest Disclosure and Certification Form, complete and submit.

X. RECORDKEEPING REQUIREMENTS

          Boston Advisors is required to maintain and preserve records relating to this Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law.


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(5) Gifts to Taft-Hartley Trust Clients is regulated by the U.S. Department of
Labor which requires that detailed information concerning all gifts, including gifts of DE MINIMUS value, be reported annually and certified by the President of Boston Advisors.

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Each Supervised Person shall cooperate with Boston Advisors to meet its reporting requirements.
Currently, Boston Advisors is required by law to maintain and preserve in an easily accessible place:

     o a copy of this Code (and any prior Code of Ethics that was in effect at any time during the past five years) for a period of five years;

     o a record of any violation of this Code and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

     o a copy of each report (or information provided in lieu of a report) submitted under this Code for a period of five years, provided that for the first two years such copy must be preserved in an easily accessible place;

     o a list of all persons who are, or within the past five years were, required to make, or were responsible for reviewing, reports pursuant to this Code;

     o a copy of each report provided to any Mutual Fund as required by paragraph (c)(2)(ii) of Rule 17j-1 under the Company Act or any successor provision for a period of five years following the end of the fiscal year in which such report is made, provided that for the first two years such record shall be preserved in an easily accessible place; and

     o a written record of any decision, and the reasons supporting any decision, to approve the purchase by a Supervised Person of any security in an Initial Public Offering or Private Placement Transaction for a period of five years following the end of the fiscal year in which the approval is granted.

XI.  SANCTIONS

     o Any violation of the substantive or procedural requirements of this Code will result in the imposition of such sanctions as the Chief Compliance Officer may deem appropriate under the circumstances of the particular violation, as well as the violator's past history of violations. Violations, including those involving deception, dishonesty or knowing breaches of law or fiduciary duty, will be considered in one or more of the most severe violations regardless of the violator's history of prior compliance.

     o Sanctions may include, but are not limited to: cancellation of trade, a warning, a letter of caution, suspension or termination personal trading privileges, a fine, disgorgement of profits generated or payment of losses avoided, restitution to an affected client, suspension of employment without pay, demotion, termination of employment, referral to the SEC or other civil authorities or trade groups, referral to criminal authorities.

          In applying sanctions, the Chief Compliance Officer will be directed by guidelines established by senior management from time to time; setting forth suggested sanctions for specific types of violations, including a schedule of escalating penalties for repeat violations in some areas.

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XII. GLOSSARY OF TERMS

     "SUPERVISED PERSON" means:

          i. Any of Boston Advisors' employees, officers or directors: 6

               a. Who has access to nonpublic information regarding any clients' purchases or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

               b. Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

          "AUTOMATIC INVESTMENT PLAN" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

          "BENEFICIAL OWNERSHIP" is defined as: a direct or indirect "pecuniary" interest" that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. The term "pecuniary interest" generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a security whether or not the security or the relevant account is in your name or is held in an ordinary brokerage or retirement plan account. Although this concept is subject to a variety of SEC rules and interpretations, you should know that you are presumed under the Code to have an indirect pecuniary interest as a result of:

     o    Ownership of a security by your spouse or minor children

     o Ownership of a security by your other family members sharing your household (7) (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

----------
(6) Officers who have access to or are in the position to obtain actual trading information and practices of Boston Advisors are subject to the reporting and pre-clearance requirements of this Code to effectuate personal trades. Independent Members of the Board of Directors of Boston Advisors and minority shareholders who are not employees and who do not have actual real-time knowledge of the firm trading information and practices of Boston Advisors are not subject to the reporting or pre-clearance requirements but are subject to the other terms and requirements of this Code.

(7) In the case of unmarried persons who share a household and combine their financial resources in a manner similar to that of married persons, each person will be presumed to have Beneficial Ownership in the securities and transactions of the other. You are presumed to have a Beneficial Ownership in any Security held by family members who share a household. In certain unusual cases this presumption will not apply if the Chief Compliance Officer determines, based on all of the relevant facts, that the attribution of these family member's Security transactions to you is not applicable. However, you must have the Chief Compliance Officer make that determination in advance. In the case of unmarried persons who share a household and combine their financial resources in a manner similar to that of married persons, each person will be presumed to have Beneficial Ownership in the securities and transactions of the other.

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     o    Your share ownership, partnership interest or similar interest in the portfolio held by a corporation, general or limited partnership or similar entity you control;

     o Your right to receive dividends or interest from a security even if that right is separate or separable from the underlying securities; or

     o Your right to acquire a security through the exercise or conversion of a "derivative. "

          "CHIEF COMPLIANCE OFFICER" means Tanya A. Kerrigan or such other officer or Supervised Person of Boston Advisors designated from time to time by Boston Advisors to receive and review reports of purchases and sales by Supervised Persons, and to address issues of personal trading. "Alternate Designated Officer(s)" means the Supervised Person or Supervised Persons of Boston Advisors designated from time to time by Boston Advisors to receive and review reports of purchases and sales, and to address issues of personal trading and to act for the Chief Compliance Officer in his or her absence.

          "CONTROL" means the power to exercise a controlling influence over the management or policies of Boston Advisors, unless such power is solely the result of an official position with Boston Advisors. Ownership of 25% or more of a company's voting stock is presumed to give the holder control of the company.

          "INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933 the issuer of which immediately before the offering, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

          "MATERIAL INFORMATION" generally means information that a reasonable investor would consider important in making an investment decision. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. Information dealing with the following subjects is likely to be found material in particular situations8:

     o proposals; plans or agreements (even if preliminary in nature) involving mergers, acquisitions;

     o divestitures, recapitalizations and purchases or sales of substantial assets;

     o    earnings results or changes in earnings estimates;


----------
(8) Material Information may also relate to the market for a company's Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be deemed material. Similarly, pre-publication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on pre-publication information about The Wall Street Journal's "Heard on the Street" column.

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     o    major changes in management; changes in dividends; changes in debt ratings; public offerings;

     o significant litigation or government agency investigations; liquidity problems;

     o pending statistical reports (e. g. , consumer price index, money supply and retail figures, interest rate developments).

          Material Information may be positive or adverse. If a lawsuit is brought alleging that insider trading occurred, the benefit of hindsight may be introduced in a proceeding to argue that the information was material. Accordingly, when in doubt about whether particular Nonpublic Information is material, please exercise extreme caution. Consult the Chief Compliance Officer or outside counsel before making a decision to disclose such information or to trade in or recommend securities to which that information relates.

          "MUTUAL FUND" means an Investment Company registered as such under the Company Act (i.e., a "mutual fund") and for which Boston Advisors serves as investment adviser or subadviser including the EQ/Boston Advisors Equity Income Portfolio and the Broad Allocation Strategy Fund, a series of the FundVantage Trust.

           "MUTUAL FUND ACCESS PERSONS" means the employees designated as Mutual Fund Access Persons by the Compliance Department which shall take into consideration the employee's role and potential for actual real-time trading knowledge and investment plans for the Mutual Fund as a result of their inclusion on investment teams, physical proximity to team meetings or being on the distribution group for the Restricted List(s). As to other accounts, he or she is simply a Supervised Person. The Chief Compliance Officer shall maintain a list of Mutual Fund Access Persons and no Supervised Person shall be a Mutual Fund Access Persons until the Chief Compliance Officer at such status has advised them.

          "NONPUBLIC INFORMATION" means information that has not been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. To show that information is public, you should be able to point to some fact showing that it is widely disseminated; i.e., publication in daily newspapers, or disclosure in widely circulated public disclosure documents. Even when there has been public disclosure of information you learned about before its public disclosure, you generally must wait until public investors absorb the information before you can treat the information as public. Nonpublic Information may include:

     o information available to a select group of analysts or brokers or institutional investors;

     o undisclosed facts that are the subject of rumors, even if the rumors are widely circulated;

     o information that has been entrusted to a Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days).

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If you have questions of as to the materiality of information or whether information is Nonpublic consult the Chief Compliance Officer or other member of the Compliance Department, Outside Counsel or assume that the information is "Nonpublic" and therefore it is confidential.

          "OUTSIDE COUNSEL" means Mr. Mark Tarallo, attorney with Morse Barnes Brown and Pendleton, LP 1601 Trapelo Road, Suite 205, Waltham, MA 02451. Email.mtarallo@mbbp.com: Website: www.mbbp.com Phone: (781) 622-5930.

          "PRIVATE PLACEMENT TRANSACTION" means a "limited offering" as defined from time to time in Rule 17j-l under the 1940 Act. Currently, this means an offering exempt from registration under the Securities Act of 1933 pursuant to
Section 4(2) or 4(6) or Rule 504, 505 or 506 under that Act.

          A "SECURITY", as defined in Rule 204A-1, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, transferable share, investment contract, certificate of deposit for a security, any put, call, straddle, option or privilege on any security or on any group or index of securities or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency or in general, any interest or instrument commonly known as a "security", or warrant or right to subscribe to or purchase any of the foregoing type of equity or debt instrument (such as common and preferred stocks, and corporate and government bonds or notes), shares in offshore funds, municipal obligations, closed end mutual funds and exchange traded funds and any instrument representing, or any rights relating to, a security (such as certificates of participation, depositary receipts, put and call options, warrants, convertible securities and securities indices).

          A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a portfolio manager intends on executing a transaction, on behalf of a client, for purchase or sale of a particular security before the end of the trading day or has already executed a transaction for purchase or sale of a particular security on behalf of a client.

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